SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders

and Proxy Statement

September 29, 2017

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, November 16, 2017, at 11:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio.  At the meeting, you will hear a report on our operations and have a chance to meet your Company’s Directors and executives.

This booklet includes the formal Notice of the Meeting and the Proxy Statement.  The Proxy Statement tells you more about the agenda and procedures for the meeting.  It also describes how the Board operates and provides information about our Director candidates.

We are pleased to continue to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials and our Annual Report on Form 10-K over the Internet. The Company believes that this process allows us to provide our shareholders with the information they need in a more timely manner.

Even if you own only a few shares, we want your shares to be represented at the meeting.  I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/ Dennis W. Wells

Dennis W. Wells

Chief Executive Officer and President; Director

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 16, 2017

The Notice of Meeting and Proxy Statement as well as the Company’s Annual Report on

Form 10-K are available at www.edocumentview.com/LYTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

LSI INDUSTRIES INC.

Time:

11:00 a.m., Eastern Standard Time

Date:

Thursday, November 16, 2017

Place:

LSI Industries Corporate Headquarters

10000 Alliance Road

Cincinnati, Ohio 45242

Purpose:

•	Elect as Directors the seven nominees named in the accompanying proxy materials
•	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2018
•	Conduct an advisory vote on executive compensation
•	Conduct an advisory vote on the frequency of future advisory votes on executive compensation
•	Conduct other business if properly raised

Only shareholders of record on September 18, 2017 may vote at the meeting.  The approximate mailing date of the Proxy Statement and accompanying proxy card is September 29, 2017.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Howard E. Japlon

Howard E Japlon

Executive Vice President, Human Resources and General Counsel; Secretary

September 29, 2017

Table of Contents

INTRODUCTION	1

VOTING AT ANNUAL MEETING	1
General Information	1
Principal Shareholders	2
Shareholder Proposals	2
Proposal 1. Election of Directors	2
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	3
Proposal 3. Advisory Vote on Executive Compensation	3
Proposal 4. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	4

Other Matters	4

MANAGEMENT	5
Directors and Executive Officers	5
Section 16(a) Beneficial Ownership Reporting Compliance	8

EXECUTIVE COMPENSATION	8
Compensation Discussion and Analysis	8

COMPENSATION COMMITTEE REPORT	17

EQUITY COMPENSATION PLAN INFORMATION	25

CORPORATE GOVERNANCE	26

DIRECTOR COMPENSATION	27

COMMITTEES OF THE BOARD	28

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	30

RELATED PERSON TRANSACTIONS	31

OTHER MATTERS	31

QUESTIONS	31

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto.  To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page.  Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.

Howard E. Japlon

Secretary

Executive Vice President, Human Resources and General Counsel

10000 Alliance Road

Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road

Cincinnati, Ohio  45242

(513) 793-3200

__________________________________________

P R O X Y   S T A T E M E N T

Annual Meeting of Shareholders

November 16, 2017

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 16, 2017, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on September 29, 2017 to shareholders of record as of September 18, 2017.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person.  Shareholders may vote in person or by proxy at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Howard E. Japlon) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely “FOR” Proposal 1 to elect the seven persons nominated as Directors by the Nominating and Corporate Governance Committee of the Board of Directors, “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), “FOR” Proposal 3 (Approval, on a non-binding advisory basis, of the executive compensation program), and “FOR” Proposal 4 (Approval, on a non-binding advisory basis, of a one year frequency for future advisory votes on executive compensation).

 If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the seven nominees receiving the greatest number of votes will be elected. Proposal 2 for the ratification of appointment of the Company’s Independent Registered Public Accounting Firm will be adopted only if it receives approval by a majority of the Common Shares voting at the Annual Meeting. Since Proposals 3 and 4 on executive compensation and the frequency of future votes on executive compensation are each advisory votes, the Board of Directors will give due consideration to the outcomes of each vote; however, these votes will not be binding on the Company.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, as the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. A bank or broker does not have discretion to cast votes with respect to the election of Directors unless it has received voting instructions from you as the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to Directors is counted.

As of September 18, 2017, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI had 25,535,362 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 18, 2017, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Principal Shareholders

As of September 15, 2017, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class

Royce & Associates LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	2,027,469	7.62%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,827,862	6.87%

Chartwell Investment Partners, LLC 1235 Westlakes Drive – 400 Berwyn, PA 19312	1,561,283	5.87%

Blackrock Fund Advisors 400 Howard Street San Francisco, CA 94105	1,533,084	5.76%

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2018 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 1, 2018.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2018 Annual Shareholders’ Meeting, it must be received prior to August 15, 2018.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our SEC filings.

Proposal 1. Election of Directors

In accordance with the Company's Regulations each Director is elected for a one-year term.  The terms of the Company’s Directors expire at the 2017 Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee of the Board has nominated for reelection seven Directors: Robert P. Beech, Gary P. Kreider, John K. Morgan, Wilfred T. O'Gara, James P. Sferra, Robert A. Steele and Dennis W. Wells.  Proxies solicited by the Board will be voted for the election of these seven nominees. All Directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified.  In voting to elect Directors, shareholders are entitled to one vote for each share held of record.  Shareholders are not entitled to cumulate their votes in the election of Directors. If any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR each of the seven Directors nominated in this Proxy Statement.  The seven nominees receiving the greatest number of votes will be elected.

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2018.  Grant Thornton LLP has been the independent registered public accounting firm for the Company since September 8, 2009, and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its selection.  If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton LLP at least through fiscal 2018.

Representatives of Grant Thornton LLP are expected to be present at the Annual Shareholders' Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Aggregate fees billed to the Company by Grant Thornton LLP for the fiscal years ended June 30, 2016 and 2017 were as follows:

	2016	2017
Audit fees	$629,400	$879,500
Audit-related fees	24,200	101,225
Tax fees	64,150	61,050
All other fees	4,900	4,900

Total fees	$722,650	$1,046,675

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan.  Tax fees represent fees for services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation on various planning matters.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 3. Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, provides LSI Industries’ shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation program, commonly known as “Say-on-Pay,” as described in the “Executive Compensation” section beginning on page . Since your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team with targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. This program reflects the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our program does not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” Proposal 3. The Board of Directors will give due consideration to the outcome of this non-binding advisory vote.

Proposal 4. Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also provides LSI Industries’ shareholders the opportunity at the Annual Meeting to cast a non-binding advisory vote on the frequency of future “Say-on-Pay” votes, such as Proposal 3, indicating a preference for such votes either to be held every one, two or three years. Since your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee or the Board of Directors will take the outcome of the vote into account when determining the frequency of future Say-on-Pay votes.

After discussion, the Board has concluded that an advisory vote every year on executive compensation would be the most suitable for LSI based on a number of considerations, including:

•

Our compensation program is designed in part, to induce and reward performance over a short-term period, and the Board believes that a shareholder vote on executive compensation should occur over a similar time frame.

•	The Board and the Compensation Committee believe that an annual vote allows shareholders to engage with the Company in an on-going dialogue surrounding executive compensation matters.

For these reasons, we believe that the analysis and recommendations from our shareholders and their proxy advisors will be more effective and valuable if the vote is held every year. However, shareholders should note that the Board of Directors and the Compensation Committee must have sufficient time to implement any changes to our executive compensation policies and procedures in response to the shareholder advisory votes and that, following any such changes, investors will require a period of time to evaluate the effectiveness of our compensation programs and the related business results.

This vote is advisory and not binding on the Company or our Board in any way. The Board and the Compensation Committee will carefully review the voting results and take such results into account in determining the frequency of future advisory votes on executive compensation. Notwithstanding the Board's recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of every one year, two years, or three years (or abstain) when voting in response to this Proposal 4.

Recommendation of the Board of Directors

The Board of Directors recommends a vote on Proposal 4 for a ONE YEAR frequency for future advisory votes on executive compensation. The advisory vote on the frequency of future advisory votes on executive compensation (every one, two, or three years) is a plurality vote, and we will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Abstentions will have the same effect as not expressing a preference.

Other Matters

Approval of any other matters considered at the Annual Meeting, including postponement or adjournment, will require the affirmative vote of a majority of Common Shares entitled to vote at the meeting.

MANAGEMENT

Directors and Executive Officers

Directors and executive officers of LSI Industries are:

		Common Shares Beneficially Owned
Name and Age	Position	Amount		Percentage

Dennis W. Wells (56) (a)	Chief Executive Officer and President; Director	322,128	(e)	1.21%

James E. Galeese (60)	Executive Vice President and Chief Financial Officer	35,049		*

Ronald S. Stowell (67)	Chief Financial Officer Emeritus and Treasurer	365,945	(e)	1.38%

Shawn M. Toney (49)	President of the LSI Lighting Segment	158,351	(e)(f)	*

Jeff A. Croskey (45)	President of the LSI Graphics Segment	56,942	(e)	*

Andrew J. Foerster (58)	Executive Vice President and Chief Technology Officer	111,413	(e)	*

Paul T. Foster (65)	Executive Vice President – Specialty Operations	96,057	(e)	*

Jeffery S. Bastian (57)	Vice President and Chief Accounting Officer	74,704	(e)	*

Howard E. Japlon (65)	Executive Vice President - Human Resources and General Counsel; Secretary	18,500		*

James P. Sferra (78)	Director	311,697	(e)	1.17%

Gary P. Kreider (79) (a)	Chairman, Director	50,309	(e)	*

Wilfred T. O’Gara (60) (a)(b)(c)(d)	Director	54,287	(e)	*

John K. Morgan (63) (b)	Director	10,221		*

Robert P. Beech (64) (b)(c)(d)	Director	23,432		*

Robert A. Steele (62) (c)(d)	Director	6,193		*

All Directors and Executive Officers as a Group (Fifteen Persons)		1,695,228	(e)	6.37%

______________________________

Information as of September 18, 2017

(a)	Executive Committee Member
(b)	Compensation Committee Member

(c)	Audit Committee Member
(d)	Nominating and Corporate Governance Committee Member
(e)

Includes options exercisable within 60 days of September 15, 2017 as follows:   Mr. Wells of 204,662 shares; Mr. Stowell of 255,000 shares; Mr. Toney of 130,689 shares; Mr. Croskey of 42,500 shares; Mr. Foerster of 80,833 shares; Mr. Foster of 63,333 shares; Mr. Bastian of 64,153 shares; Mr. O’Gara of 20,000 shares; and Mr. Kreider of 20,000 shares.

(f)	Mr. Toney’s employment with the Company terminated on August 15, 2017.
*	Less than 1%

Dennis W. Wells is Chief Executive Officer and President. He was appointed Chief Operating Officer on October 1, 2014 and promoted to CEO on October 22, 2014. He was appointed President on October 29, 2014. Mr. Wells was appointed to the LSI Board in August 2015. Prior to his service with LSI, Mr. Wells served as the Chief Operating Officer of Glantz Dynamic Solutions, a privately-owned supplier of digital signage supplies since 2013. Prior to that, Mr. Wells served as Chief Operating Officer of Fulham, Inc., a privately-owned global manufacturer and supplier of lighting solutions, from 2010 to 2013. Prior to that, Mr. Wells served as a Vice President at Acuity Brands Lighting, Inc. and Schneider Electric.

James E. Galeese was appointed Executive Vice President and Chief Financial Officer of the Company effective June 12, 2017. Mr. Galeese, from 2014 to June 2017, served as Vice President, Chief Financial Officer, and a Director of privately held Universal Trailer Holding Corporation (manufacturer of trailers for the hauling requirements of businesses and individuals). He was with Philips Electronics NV from 1998 to 2014 as Senior Vice President and Chief Financial Officer for its North American Lighting business and its Electronics business. Prior to that Mr. Galeese served in the financial Controllership organization of Square D Company / Schneider Electric. He graduated from Miami University with a degree in Business Administration and obtained an MBA from Xavier University.

Ronald S. Stowell has served as Chief Financial Officer from December 1992 to June 2017, at which time he was appointed Chief Financial Officer Emeritus. He was appointed Treasurer in November 1993 and Vice President in November 1997.  From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a NASDAQ listed company), headquartered in Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

Shawn M. Toney served as President of the LSI Lighting Segment from August 2014 to August 2017 and as Senior Vice President of LSI Lighting Sales since June 2009. Mr. Toney is the nephew of Ronald S. Stowell. Mr. Toney’s employment with the Company terminated on August 15, 2017.

Jeff A. Croskey has served as President of the LSI Graphics Segment since October 2015 when he joined the Company. Prior to that, he was Vice President and General Manager of Creative Sign Designs of Tampa, Florida from February 2010 to October 2015. Previous employers include Image International Corp., McNicholas Company, and The Goodyear Tire & Rubber Company.

Andrew J. Foerster was appointed Executive Vice President and Chief Technology Officer effective March 2, 2015. From 2010 to 2015, Mr. Foerster served as Residential and Wiring Devices Division Engineering Director at Eaton Corporation. Before his service with Eaton, Mr. Foerster held various positions with Creative Energy Control LLC, Masco Technical Innovations, Piller Inc., Schneider Electric (Square D Company) and General Electric. Mr. Foerster began his career as a nuclear submarine officer in the U.S. Navy.

Howard E. Japlon was appointed Executive Vice President, Human Resources and General Counsel effective March 13, 2017. He was also appointed Secretary of the Company effective April 26, 2017. Prior to joining LSI, Mr. Japlon served as Vice President, General Counsel & Secretary of ACE Hardware Corporation from May 2013 to March 2017. Prior thereto he served as Vice President & General Counsel of RG Steel, LLC from April 2011 to December 2012 and as Sr. Vice President and General Counsel of Schneider Electric Americas. Mr. Japlon received his undergraduate degree from Fordham University, New York City and a J.D. from the University of Illinois College of Law, Champaign - Urbana.

Jeffery S. Bastian was appointed Vice President and Chief Accounting Officer effective June 13, 2017. He had been Vice President and Corporate Controller since 2004. During Mr. Bastian’s 28-year tenure with the Company, he has assumed increasing levels of responsibility in the Accounting and Controllership functional areas. Mr. Bastian is a Certified Public Accountant and started his career with Touche Ross & Company.

Paul T. Foster joined LSI on February 9, 2015 as Executive Vice President of LSI Business System and served as Secretary of LSI Industries from March 2015 to April 2017.  Mr. Foster was previously responsible for the Company’s Lean Integration activities and for its Human Resources Department. He is currently responsible for the Company’s foreign sourcing activities and distribution strategy. Prior to joining the Company, Mr. Foster served as Vice President Product Development and Vice President Supply Chain for Fulham Company, Inc. from 2010 to 2015.  Prior to Fulham, Mr. Foster held the position of Vice President Sourcing for Acuity Brands Lighting from 1998 to 2008.

Robert P. Beech has been a Director since July 2013. Mr. Beech is currently the Executive Chairman of Eccrine Systems, Inc., a privately held, Cincinnati-based biotechnology company that he co-founded in 2013. Mr. Beech has been engaged as Entrepreneur-in-Residence for biosciences at CincyTechUSA since 2013. From 2004 through 2012 he was a senior executive at Intrexon Corporation, when it was a privately held biotechnology company based in Maryland. Prior to 2003, he was CEO of Digineer, Inc., an international healthcare IT software and services company he founded in 1986 and led until 2002. The Board believes that Mr. Beech’s substantial experience leading high-technology ventures as a CEO or senior corporate executive qualify him to serve on the Board, as well as the Audit, Compensation, and Nominating and Corporate Governance Committees.

Gary P. Kreider has been a Director since April 2002 and was elected Chairman in November 2014.  For over five years Mr. Kreider had been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel.  He is now retired from Keating Muething & Klekamp PLL. His primary practice areas were securities law, mergers and acquisitions, and general corporate law, and he had been with Keating Muething & Klekamp since 1963.  Effective October 1, 2005 Mr. Kreider no longer had a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues.  Mr. Kreider’s present activities consist of personal investing, serving as trustee of various trusts and as a director of LSI.  He has also served as an adjunct professor of law in securities regulations at the University of Cincinnati, College of Law and is a past chairman of the Ohio State Bar Association Corporation Law Committee.  The Board believes that Mr. Kreider’s legal experience as a prominent corporate and securities practitioner and his corporate and public-company board experience make him well qualified to serve on the Board, which must deal with the myriad issues presented by virtue of the Company being publicly-traded.

John K. Morgan has been a Director of the Company since April 20, 2016. Mr. Morgan served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, from October 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin-off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. Mr. Morgan has served on the Board of Directors of Wesco International, a provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, since 2008 and is currently the Chairman of Wesco's Compensation Committee. The Board believes that Mr. Morgan’s insight and experience with corporate governance, executive compensation, business and operating management issues, gained through experience at various levels of corporate management and on boards, and his status as an independent director, qualify him to serve on the Board, as well as the Compensation Committee.

Wilfred T. O'Gara has been a Director since January 1999.  Mr. O’Gara has been Chief Executive Officer of Isoclima SpA, a company that makes transparent armor and other specialized glass and polycarbonate products, since 2017. Mr. O'Gara was the President and Chief Executive Officer of The O'Gara Group, Inc., a security and defense related firm, from 2003 to 2017.  Mr. O’Gara has been identified as an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls. The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and his designation as an audit committee financial expert make his service integral to the Board as well as to the Audit, Compensation, and Nominating and Corporate Governance Committees given the frequency with which these bodies must deal with complex matters.

James P. Sferra shared in the formation of the Company and has been a Director since 1976.  Mr. Sferra served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing from November 1992 to March 2015.  Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company.  In 1996 he was appointed Secretary of the Company and served in that capacity until March 2015.  The Board believes that Mr. Sferra is uniquely qualified to serve on the Board given his long-standing tenure with the Company and his familiarity with the integral manufacturing component of its operations.

Robert A. Steele has been a Director since July 18, 2016. Mr. Steele retired from Procter & Gamble in 2011 as the company’s Vice Chairman Health Care. During his 35-year tenure with Procter & Gamble, he served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations. Mr. Steele has served on the board of Berry Plastics Group since 2014, where he is a member of its Nominating & Corporate Governance Committee. Mr. Steele was previously a member of the Board of Directors of Beam Inc., Keurig Green Mountain and Kellogg Company. The Board believes that Mr. Steele’s insight and experience with corporate governance, leadership and operating experience in a public company, and his status as an independent director qualify him to serve on the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that during fiscal 2017 all filing requirements were met except that a Form 4 was filed late by three business days by Robert Steele with respect to the acquisition of 920 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table on page 18 (collectively, the “named executive officers” or “NEOs”).  It also discusses the principles underlying our policies and decisions.

Executive Summary

In spite of difficult market conditions and inflationary pressures, fiscal 2017 represented a year of significant progress for LSI. We continued to invest in our LED Lighting portfolio and Digital Signage business with positive results. Our lean efforts are providing meaningful savings, although masked by a soft market and significant inflation. We completed the highly- strategic acquisition of Atlas Lighting Products, broadening our scope into the stock and flow portion of the market. Our targeted internal investments are also generating sales growth in important, fast growing segments.

Key performance highlights for fiscal 2017:

●	Net sales in fiscal 2017 were $331,392,000, an increase of 3% as compared to last year's net sales of $322,196,000.
●	Fiscal 2017 net income of $3,000,000, or $0.12 per share, decreased 68% from fiscal 2016 net income of $9,482,000, or $0.37 per share. Earnings per share represents diluted earnings per share.

As a result of challenging financial performance results for fiscal 2017, and to demonstrate our commitment to pay-for-performance alignment, our CEO’s annual cash incentive was down 76% from last fiscal year. Our other NEOs saw decreases to their annual cash incentive payouts of between 54% and 69%. In addition, the performance-based stock options issued in fiscal 2017 were forfeited due to the Company’s failure to achieve the minimum performance goals. To continue to show alignment with shareholders, there were no base salary increases for fiscal year 2018 due to fiscal year 2017 performance.

Overview of the Company's Executive Compensation Philosophy and Design

Our pay-for-performance philosophy is designed to compensate executives for their contributions toward achieving the Company's operating and business goals. Through the use of base salary, annual cash incentives, and long-term equity incentives (in the form of stock options and restricted stock units) we seek to attract and retain skilled and experienced senior executives. Our compensation program is intended to align the economic interests of our executive officers with those of our shareholders.

Who oversees the Company’s compensation program?

The Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive plan, and is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee reviews and recommends the compensation of our Chief Executive Officer, and our independent directors, acting as a group, approve the amounts to be awarded to him. After considering the assessment and recommendation of the Chief Executive Officer, the Compensation Committee determines and approves the compensation of all other named executive officers.

Our Chief Executive Officer annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

The Compensation Committee engaged the compensation consulting firm of Pay Governance LLC (“Pay Governance”) to act as the Committee’s independent compensation consultant to assist the Committee with establishing the fiscal year 2017 compensation program. The Committee assessed the independence of Pay Governance and concluded that no conflict of interest existed that would prevent Pay Governance from providing independent advice to the Committee regarding executive compensation matters. Pay Governance delivered to the Committee and the Chief Executive Officer of the Company advisory reports that benchmarked the annual base salaries and other elements of total compensation of the Company’s NEOs. Additionally, Pay Governance provided advice to the Committee and the Chief Executive Officer of the Company as to the structure, content and performance metrics of the fiscal 2017 STIP (short term incentive plan – cash bonus) and the fiscal 2017 LTIP (long-term incentive plan – stock compensation) for the Company’s NEOs.

In March 2017, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of our compensation programs as compared to our competitors for executive talent. FW Cook reports directly to the Compensation Committee and interacts with management at the Compensation Committee’s direction. The Compensation Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and NASDAQ listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

What are the results of last year’s say-on-pay vote?

At our 2016 Annual Shareholders’ Meeting, LSI held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders supported the compensation of our named executive officers, with over 96% of votes cast in favor of our 2016 say-on-pay resolution. Our Compensation Committee considered this high level of stockholder support when determining the compensation for fiscal 2017, and decided not to make any significant changes to the structure of our compensation program. The Committee concluded that the Company’s compensation program should continue to emphasize the performance, alignment and retention objectives of the Company.

How does the Compensation Committee evaluate and update LSI’s executive compensation philosophy and structure?

In setting our compensation program, the Committee strives to enhance the Company’s overall fundamental objective of providing long-term value for our shareholders and employees.  The Committee also places emphasis on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s strategies.  The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable us to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.

The Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The Committee’s independent compensation consultant compiles this information for the Committee and size-adjusts the published survey data to reflect our revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.

The Compensation Committee’s prior compensation consultant, Pay Governance, worked with the Committee to develop a peer group of public companies of similar size and in the same or a similar industry for purposes of executive compensation pay benchmarking. The peer group companies, which operate in similar or related industries, or which serve similar primary markets or which are comparable in size to LSI, consisted of the following companies:

AAON Inc.

Ameresco, Inc.

AZZ Inc.

Communications Systems Inc.

Continental Materials Corp.

Daktronics Inc.

Lighting Science Group Corp.

Littelfuse Inc.

Maxwell Technologies, Inc.

Orion Energy Systems, Inc.

Planar Systems Inc.

Power Integrations Inc.

Powell Industries, Inc.

PowerSecure International

Pulse Electronics Corp.

Revolution Lighting Technologies

Universal Display Corp.

Vicor Corp.

The Compensation Committee, with input from its current independent compensation consultant FW Cook selected a new peer group for fiscal 2018. The peer companies were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 times our sales and market capitalization, and (iii) competitors for executive talent. For fiscal 2018 compensation purposes, our peer group consisted of the following 18 companies:

AAON Inc.
Ameresco, Inc.
Broadwind Energy Inc.
CECO Environmental Corp.
Continental Materials Corp.
CPI Aerostructures, Inc.
CTS Corporation
Daktronics, Inc.
Eastern Company
Encore Wire Corporation
Gorman-Rupp Company
Handy & Harman Ltd.
Key Tronic Corporation
Napco Security Technologies, Inc.
PGI Innovations, Inc.
Powell Industries, Inc.
Revolution Lighting Technologies, Inc.
Trex Company Inc.

Today, the compensation program consists of four elements: a competitive salary benchmarked against a peer group as well as industry reference companies; a short-term incentive plan tied to the Company’s annual financial performance results and the employee’s personal performance; a long-term incentive plan utilizing equity in various forms; and customary benefits. The overall program is designed to reward executives with above-market pay for results which exceed established goals and objectives. The annual short-term incentive plan rewards the achievement of corporate and business segment results with metrics that include revenue and profitability. The long-term equity plan consists of a blend of service-based equity (stock options and restricted stock units), as well as performance-based equity (stock options for which the vesting is contingent on meeting pre-established performance goals). Equity compensation is designed to reward performance and encourage stock ownership by management. The company does not offer any meaningful executive perquisites or benefits, other than customary benefits provided to all employees. There are no tax gross-up provisions as part of the compensation structure.

Adjustments to base salaries are generally made as appropriate after a review of competitive benchmarks and based on Company and individual performance. The short-term incentive plan is designed to reward performance while mitigating compensation associated risks.

What are some of the practices we have implemented to serve our shareholders’ long-term interests?

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our shareholders’ long-term interests.

What LSI Does
Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to the achievement of various performance metrics that are disclosed to shareholders.
Sets NEO salary guidelines on an annual basis. The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives, with long term incentive compensation comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures for annual incentive awards and multi-year vesting for long-term incentive awards.

Caps award payouts. Cash incentive payouts under the short-term incentive plan are capped at 200% of target.
Uses market-based approach for determining NEO target pay. Target compensation for NEOs is set after consideration of market data at peer companies and other market references

Maintains stock ownership and retention guidelines for all NEOs. Beginning with fiscal 2017 grants, LSI’s equity grants, including both stock options and restricted stock awards, are subject to a one year holding period upon exercise. LSI also maintains stock ownership guidelines for its directors and NEOs.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors and retains an independent compensation advisor.

What LSI Does Not Do
No excise tax gross-up payments. The Company will not enter into any new contractual agreements that include excise tax gross-up payments.

No repriced options. The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2012 Stock Incentive Plan without first obtaining approval from the stockholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s stockholders.

No pledging or hedging of shares. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances. No directors or executive officers have in place any pledges or hedging transactions.

No special perquisites to executives. The Company does not provide executives with programs that are not made available to all Company employees, except in extremely limited circumstances.

What is the compensation program designed to reward?

Our compensation program is designed to reward both Company and individual performance, measured by overall Company results and the attainment of individual goals.  Each year our Compensation Committee decides whether or not to grant annual cash incentives to our corporate officers, including the NEOs.  The Committee retains significant discretion with respect to awarding annual cash incentives. However, these annual cash incentives are designed to reward the attainment throughout the year of certain personal goals, as well as the Company’s financial goals. These goals can be based on results achieved by the Company as a whole and/or results achieved by each of the Company’s business segments.

What are the elements of compensation?

The table below summarizes the elements of our compensation program for our named executive officers.

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent.

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals.

Long-Term Equity Incentives	Stock Options (both time-vested options and performance-based options), and Restricted Stock Units

Encourages executive officers to build and maintain a long-term equity ownership position in LSI so that their interests are aligned with our shareholders. A portion of the awards are only earned if certain performance conditions are achieved.

Health, Retirement and Other Benefits

Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites

Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers

Each of these elements of compensation is described below in further detail.

The Committee reviews the risk profile of the pay elements of the Company’s executive compensation program, including the performance drivers used in connection with incentive awards, and considers the risks an NEO might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Committee is careful not to encourage excessive risk taking. Specifically, the performance drivers contained in the Company’s executive compensation program have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that might threaten the value of the Company or the investments of its shareholders.

The Committee continues to monitor and evaluate on a regular basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of our shareholders. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to our discussion under “Pay Mix” on page 17.

Base Salary

The Compensation Committee reviews the base salary of the NEOs and each such officer’s level of responsibility and potential, as well as base salary levels offered by competitors and the overall marketplace.  Each executive officer’s particular business segment is reviewed (if applicable), and its contribution to the overall results of the Company is assessed.

The Committee applies a collective, subjective evaluation of the above factors to determine the annual base salary level of its NEOs in light of the Company’s performance and, in certain cases, the performance of its business segments.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

For fiscal 2017, the Compensation Committee increased the annual base salaries of the NEOs in a range of 2% to 6.5%, which was in line with increases approved for substantially all LSI non-union employees.

The Compensation Committee did not increase the base salaries of the NEOs for fiscal 2018, electing to maintain the NEO base salaries at the levels that were in effect during fiscal 2017 in light of actual fiscal 2017 results.

Annual Cash Incentive (STIP)

The Compensation Committee believes that annual cash incentives provide a direct financial incentive to achieve corporate and individual performance goals.

Effective July 1, 2016, the Compensation Committee approved the Fiscal 2017 Short Term Incentive Plan for NEOs (the “2017 STIP”). The 2017 STIP provides for cash bonus awards to the Company’s NEOs that are driven by the achievement of defined key performance indicators which reflect LSI’s operating results.  The performance indicators for the 2017 STIP are the Company’s operating income (70% weighting) and the Company’s net sales (30% weighting). A graduated scale of bonus potential stated as a percentage of base salary is identified at indicated levels of achievement of key performance indicators.

Target	NEOs	CEO
75% Target Achievement	14%	25%
100% Target Achievement	30%	95%
130% Target Achievement	60%	190%

The target performance goal for the operating income component was $19.7 million. The company delivered operating income of $3.6 million which was below the 75% threshold level of performance needed to earn any incentive. No bonuses were paid for this component.

The target performance goal for the net sales component was $341.0 million. The company delivered adjusted net sales of $313.6 million which was below target but above the 75% threshold level of performance. Corporate participants earned a payout reflective of 92% achievement of this component of the 2017 STIP.

Based on the financial performance of the Company, the Compensation Committee approved cash bonuses to the NEOs for fiscal year 2017 as set forth in the Bonus column in the Summary Compensation Table on page 18.

The Compensation Committee adopted the Fiscal Year 2018 Short Term Incentive Plan for NEOs (the “2018 STIP”). The 2018 STIP provides for cash bonus awards to the Company’s NEOs that are keyed to the attainment of the Company’s 2018 Business Plan goals. For the NEOs, the bonus consists of two performance indicators for fiscal year 2018, the Company’s net sales and the Company’s operating income, each weighted for fiscal year 2018 at 50%. This represents a change from fiscal year 2017 to place greater emphasis on the sales growth component (i.e., weight is increased from 30% to 50% of total incentive opportunity).

A revised fiscal year 2018 graduated scale of bonus potential stated as a percentage of base salary is identified below at indicated levels of achievement of key performance indicators:

	Threshold 75% Plan Achievement	Target 100% Plan Achievement	Maximum 130% Plan Achievement

CEO	50.0%	100.0%	200.0%
Other NEOs	20.0%	40.0%	80.0%

The new bonus potentials for fiscal year 2018 reflect increases to the target payout at 100% of plan achievement as well as an increase to the CEO of 50% of target payout for threshold performance achievement (the prior fiscal year 2017 plan paid out at 25% of target for threshold performance). The maximum incentive payouts remain unchanged from fiscal 2017 at 200% of target for all NEOs.

Long-Term Equity Incentive (LTIP)

Long-term equity incentive compensation is comprised of nonqualified stock options, restricted stock, and stock appreciation rights.  These awards are made under the 2012 Stock Incentive Plan.  The purpose of such awards is to encourage the executive officers to build and maintain a long-term equity ownership position in the Company so that their interests are aligned with those of our shareholders.

In connection with the equity awards granted to the NEOs, the Committee exercised its discretion after it reviewed information relating to historical grants of equity awards by the Company.  In recognition of the Company’s performance under the leadership of the NEOs as described above, the Committee sought to reward the NEOs by awarding them equity awards in an amount that would be significant in relation to the other annual compensation paid to these individuals, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of companies in similar industries identified in reports prepared for the Committee.   The size of the award was not determined by application of any formula, but rather reflected the Committee’s desire to encourage and reward high levels of performance.

The Committee is responsible for administration of the 2012 Stock Incentive Plan, both with respect to executive officers, including the NEOs, the Directors and all other employees.  To that end, the Committee determines which employees and Directors receive equity awards, the date of grant, the vesting and/or performance conditions of the grant, and the number of shares awarded.  All option exercise prices are set at the last closing sale price for the Company’s Common Shares on the effective date of the grant.  The Committee bases its individual stock options awards upon LSI performance, the past contributions of the particular employee and the capability of the employee to impact positively our future success and profitability. Although LSI does not have a written policy regarding the timing or practices related to granting equity awards, neither LSI nor the Committee engages in re-pricing, spring-loading, back-dating or bullet-dodging practices.

Effective July 1, 2016, the Compensation Committee adopted the Fiscal 2017 Long Term Incentive Plan for Named Executive Officers (the “2017 LTIP”).

The 2017 LTIP provides for the issuance of share based awards to named executive officers of the Company pursuant to the 2012 Stock Incentive Plan.

Pursuant to the 2017 LTIP the Committee awarded to executive officers service-based stock options, service-based restricted stock units and performance-based stock options as follows:

Fiscal 2017 Stock Compensation
Executive	Type of Award	Number of Shares Underlying Award
Dennis W. Wells	Service-Based Stock Options	125,963
Dennis W. Wells	RSUs	36,210
Dennis W. Wells	Performance-Based Stock Options	60,000
Ronald S. Stowell	Service-Based Stock Options	40,000
Ronald S. Stowell	RSUs	6,000
Ronald S. Stowell	Performance-Based Stock Options	50,000
Jeff A. Croskey	Service-Based Stock Options	30,000
Jeff A. Croskey	RSUs	6,000
Jeff A. Croskey	Performance-Based Stock Options	50,000
Shawn M. Toney	Service-Based Stock Options	30,000
Shawn M. Toney	RSUs	6,000
Shawn M. Toney	Performance-Based Stock Options	50,000
Andrew J. Foerster	Service-Based Stock Options	30,000
Andrew J. Foerster	RSUs	5,500
Andrew J. Foerster	Performance-Based Stock Options	40,000
James E. Galeese	Service-Based Stock Options	60,000

Mr. Galeese joined the company on June 12, 2017 and was issued 60,000 service-based stock options at the time of hire. He did not receive any additional equity awards for fiscal 2017.

The service-based stock options and RSUs vest ratably over a four year time period. The performance criteria for the fiscal 2017 performance-based stock options are based upon the fiscal 2017 financial plan approved by the Board of Directors. The fiscal 2017 performance goal was the achievement of operating income as a percentage of net sales of 5.8%. The performance-based stock options are earned in accordance with the following goal attainment schedule:

95-100% attainment	100% earned

90-94% attainment	90% earned

85-89% attainment	80% earned

The performance-based stock options that are earned vest over a three year period in 33.33% increments. Assuming the Company’s operating income goal for that year is achieved, the first 33.33% will vest after the end of fiscal year 2017; the second 33.33% will vest after the end of fiscal year 2018; and the third 33.33% will vest after the end of fiscal year 2019. All stock options granted have a ten year exercise term.

Operating income, which excludes the positive and negative effects of extraordinary developments such as acquisitions, is a non-GAAP financial measure and a key measure of performance for our performance-based stock options. We believe that this measure is useful as a supplemental measure in assessing the operating performance of our business. This measure is used by our management to evaluate business results. We exclude such developments because they are not representative of the ongoing results of operations of our business.

The performance goal for the performance-based stock options was not achieved in fiscal 2017. Consequently, all performance-based stock options granted were forfeited. Included in the equity awards listed in the preceding table are additional equity awards granted to the CEO to reflect his contributions to the Company and overall performance. On February 24, 2017, Mr. Wells was granted 65,963 service-based stock options and 24,510 RSUs. The service-based stock options vest on the third anniversary of their grant date. The RSUs vest ratably over a four-year time period.

Effective August 17, 2017, the Compensation Committee adopted the Fiscal 2018 Long Term Incentive Plan for NEOs (the “2018 LTIP”). The 2018 LTIP provides for the issuance of share based awards to named executive officers of the Company pursuant to the 2012 Stock Incentive Plan. Pursuant to the 2018 LTIP the Committee awarded to executive officers service-based stock options, service-based restricted stock units and performance-based stock options as follows:

Fiscal 2018 Stock Compensation

Executive	Type of Award	Number of Shares Underlying Award
Dennis W. Wells	Service-Based Stock Options	60,477
Dennis W. Wells	RSUs	25,490
Dennis W. Wells	Performance-Based Stock Options	123,560
James E. Galeese	Service-Based Stock Options	38,000
James E. Galeese	RSUs	8,500
James E. Galeese	Performance-Based Stock Options	45,000
Jeff A. Croskey	Service-Based Stock Options	30,000
Jeff A. Croskey	RSUs	5,500
Jeff A. Croskey	Performance-Based Stock Options	34,000
Howard E. Japlon	Service-Based Stock Options	38,000
Howard E. Japlon	RSUs	8,500
Howard E. Japlon	Performance-Based Stock Options	45,000
Andrew J. Foerster	Service-Based Stock Options	30,000
Andrew J. Foerster	RSUs	6,500
Andrew J. Foerster	Performance-Based Stock Options	34,000

The service-based stock options and RSUs vest ratably over a three year time period. This is a change from the fiscal 2017 awards that vested over four years and better reflects competitive market practice. The performance criteria for the fiscal 2018 performance-based stock options are based upon the fiscal 2018 financial plan approved by the Board of Directors. The performance goal is based on the attainment of a fiscal 2018 operating income as a percentage of net sales. The performance-based stock options are earned in accordance with the following goal attainment schedule:

95-100% attainment	100% earned

90-94% attainment	90% earned

85-89% attainment	80% earned

The performance-based stock options that are earned vest over a three year period in 33.33% increments. Assuming the Company’s operating income goal for that year is achieved, the first 33.33% will vest on the first anniversary of the grant date; the second 33.33% will vest on the second anniversary of the grant date; and the third 33.33% will vest on the third anniversary of the grant date. All stock options granted have a ten year exercise term.

Holding Requirements

Beginning with the fiscal 2017 grants, LSI’s equity grants, including stock options and RSUs, are subject to a one year holding period upon exercise.

Clawbacks: Recovery of Prior Equity Awards

In the event LSI is required to prepare an accounting restatement due to the material noncompliance of LSI with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to LSI (i.e., a clawback) of equity incentive compensation granted under the 2017 LTIP and 2018 LTIP (each of which provides for equity grants, including restricted shares and options) where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of LSI financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, LSI will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

Health, Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the retirement plans is to provide a competitive level of retirement income to executive officers and to reward them for continued service with the Company.  The retirement plans offered to NEOs include the Nonqualified Deferred Compensation Plan and the Retirement Plan.  The Retirement Plan is a designated money purchase pension plan with a 401(k) component and a profit sharing component, and is generally available to all of our non-union employees with at least three consecutive months of employment.  The Nonqualified Deferred Compensation Plan is discussed in more detail beginning on page 22.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.

Pay Mix

We do not attempt to maintain a certain target pay mix.    We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our various objectives around pay-for-performance, retention, and motivation of executive talent.  Other than as set forth in our various compensation plans, any apportionment goal is not applied rigidly and does not control our compensation decisions.  We use it as another tool to assess total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with LSI on a cost-effective basis.

Termination or Change-in-Control Agreements

Effective October 3, 2011, our Board of Directors approved and adopted the LSI Industries Inc. Change in Control Policy (the “CIC Policy”), applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of LSI’s shareholders in the event of a change in control transaction. For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 24.

Tax Treatments

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs and generally structure performance-based compensation arrangements to preserve deductibility under Section 162(m), the Compensation Committee retains flexibility to make compensation decisions in its discretion that do not meet the requirements for deductibility under Section 162(m). In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurances can be given that compensation, even if intended by us to satisfy the requirements for deductibility under Section 162(m), would, in fact, do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Members of the Compensation	John K. Morgan (Chairman) Robert P. Beech
Committee:	Wilfred T. O’Gara

The following tables set forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer, the Chief Financial Officer Emeritus and each of the other three named executive officers at June 30, 2017 for services rendered to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($) (1) (5)	Bonus ($) (2)	Restricted Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Dennis W. Wells	2017	$557,748	$121,968	$379,404	$479,765	$--	$--	$94,010	$1,632,895
Chief Executive Officer and	2016	541,468	516,395	93,900	492,530	--	--	100,410	1,744,703
President	2015	362,500	552,500	--	607,063	--	--	13,355	1,535,418

James E. Galeese	2017	$12,308	$20,000	$--	$180,738	$--	$--	$--	$213,046
Executive Vice President and	2016	--	--	--	--	--	--	--	--
Chief Financial Officer	2015	--	--	--	--	--	--	--	--

Ronald S. Stowell	2017	$399,158	$29,901	$66,360	$153,300	$--	$--	$52,659	$701,378
Chief Financial Officer	2016	390,729	97,850	46,950	364,837	--	--	51,118	951,484
Emeritus and Treasurer	2015	352,000	77,581	--	137,928	--	--	79,742	647,251

Shawn M. Toney (6)	2017	$336,443	$--	$66,360	$114,975	$--	$--	$36,781	$554,559
President of LSI Lighting	2016	329,710	82,476	46,950	328,353	--	--	21,586	809,075
Segment	2015	301,871	67,524	--	103,446	--	--	48,269	521,110

Jeff A. Croskey	2017	$287,615	$21,546	$66,360	$114,975	$--	$--	$23,287	$513,783
President of LSI Graphics	2016	201,365	47,004	--	193,028	--	--	3,453	444,850
Segment	2015	--	--	--	--	--	--	--	--

Andrew J. Foerster	2017	$294,033	$22,065	$60,830	$114,975	$--	$--	$32,791	$524,694
Executive Vice President and	2016	287,012	71,506	46,950	291,870	--	--	12,081	709,419
Chief Technology Officer	2015	89,904	33,000	--	174,730	--	--	6,010	303,644

1.	Salary compensation represents the base salary paid during the fiscal year.

2.

Bonus compensation represents the incentive compensation expensed during the fiscal year and paid out in August following the fiscal year-end pursuant to the 2017 STIP. Bonus compensation for Mr. Galeese represents a sign-on bonus paid when he was hired in June 2017.

3.

Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 718 (Compensation –Stock Compensation).  There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2017. Performance-based stock options were granted to Named Executive Officers in fiscal years 2016 and 2017. The performance criteria was achieved in fiscal 2016 and the corresponding value is include in the table above. The performance criteria was not achieved in fiscal 2017, the performance-based stock options were not earned, and there is no compensation included in the table above for these performance-based stock options.

4.	All other compensation includes the items indicated in the table below.

5.

Fiscal 2017 salary represents a partial year for Mr. Galeese who was hired June 12, 2017. Fiscal 2016 salary represents a partial year for Mr. Croskey who was hired October 12, 2015. Fiscal 2015 salary represents a partial year for Mr. Wells who was hired October 1, 2014 and Mr. Foerster who was hired March 2, 2015. Mr. Toney’s employment with the Company terminated on August 15, 2017.

6.	Mr. Toney’s employment with the Company terminated on August 15, 2017.

ALL OTHER COMPENSATION

Name	Fiscal Year	Automobile Allowance and Operating Expenses (1)	Professional Fee Allowance (2)	Life I nsurance (3)	Qualified Retirement Plan Contributions (4)	Non-qualified Deferred Compensation Plan Contributions (5)	Total ($)

Dennis W. Wells	2017	$--	$--	$3,715	$16,460	$73,835	$94,010
	2016	--	--	2,413	16,460	81,537	100,410
	2015	8,917	--	1,312	--	3,126	13,355

James E. Galeese	2017	$--	$--	$--	$--	$--	$--
	2016	--	--	--	--	--	--
	2015	--	--	--	--	--	--

Ronald S. Stowell	2017	$--	$--	$10,820	$16,460	$25,379	$52,659
	2016	--	--	6,993	16,460	27,665	51,118
	2015	25,034	5,000	5,327	16,120	28,261	79,742

Shawn M. Toney	2017	$--	$--	$1,305	$16,460	$19,016	$36,781
	2016	--	--	848	16,460	21,586	38,894
	2015	12,012	--	855	16,120	19,282	48,269

Jeff A. Croskey	2017	$--	$--	$1,260	$16,460	$5,567	$23,287
	2016	--	--	405	3,048	--	3,453
	2015	--	--	--	--	--	--

Andrew J. Foerster	2017	$--	$--	$3,689	$16,460	$12,642	$32,791
	2016	--	--	2,400	16,460	12,081	30,941
	2015	3,927	--	458	--	1,625	6,010

1.

Effective June 29, 2015, automobile allowances and operating expenses were eliminated. These amounts were rolled into the annual base salaries of the Named Executive Officers. Automobile allowance includes an annual cash allowance plus the tax grossed-up amount of automobile operating expenses (gasoline, maintenance, etc.).

2.	Effective June 29, 2015, professional fee allowances for Named Executive Officers were eliminated. These amounts were rolled into the annual base salaries of the Named Executive Officers.

3.	Life insurance represents the taxable premium associated with the Company’s group term life insurance program.

4.

Qualified retirement plan contributions are made to the accounts of each executive pursuant to the LSI Industries Inc. Retirement Plan.  These contributions include a guaranteed contribution of 4% of covered compensation (as defined by the Plan and ERISA regulations), plus 4% of covered compensation that is between the applicable FICA limit and the maximum limit for covered compensation. Additionally, this amount includes a pro rata share of the Company’s discretionary profit sharing contribution, if any.

5.

Nonqualified deferred compensation plan contributions are made to the Company’s executives’ accounts at the same percentage as in the Company’s qualified retirement plan (see note 4 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan. Executives received matching contributions for fiscal year 2017 related to deferral of a portion of their salary and bonus as provided for in the Company’s nonqualified deferred compensation plan as follows: Mr. Wells $9,102; Mr. Stowell $6,817; Mr. Toney $6,626; and Mr. Foerster $4,593.  Executives received matching contributions for fiscal year 2016 as follows: Mr. Wells $15,220; Mr. Stowell $11,400; Mr. Toney $11,080; and Mr. Foerster $7,680. Executives received matching contributions for fiscal year 2015 as follows: Mr. Wells $3,211; Mr. Stowell $21,062; Mr. Toney $16,368; and Mr. Foerster $1,669. Mr. Toney’s employment with the Company terminated on August 15, 2017.

GRANTS OF PLAN-BASED AWARDS

This table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2017.

Name	Grant Date	Date of Committee Action	Service-Based Option and RSU Awards: Number of Securities Underlying Options (A)	Performance- Based Option Awards: Number of Securities Underlying Options (B)	Exercise or Base Price of Option and RSU Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

Dennis W. Wells	7/1/16	7/1/16	60,000		$11.06	$3.83
	7/1/16	7/1/16		60,000	$11.06	$3.83
	7/1/16	7/1/16	11,700		$11.06	$11.06
	2/24/17	2/24/17	65,963		$10.20	$3.79
	2/24/17	2/24/17	24,510		$10.20	$10.20

James E. Galeese	6/12/17	6/12/17	60,000	--	$9.15	$3.01

Ronald S. Stowell	7/1/16	7/1/16	40,000		$11.06	$3.83
	7/1/16	7/1/16		50,000	$11.06	$3.83
	7/1/16	7/1/16	6,000		$11.06	$11.06

Shawn M. Toney (C)	7/1/16	7/1/16	30,000		$11.06	$3.83
	7/1/16	7/1/16		50,000	$11.06	$3.83
	7/1/16	7/1/16	5,000		$11.06	$11.06

Jeff A. Croskey	7/1/16	7/1/16	30,000		$11.06	$3.83
	7/1/16	7/1/16		50,000	$11.06	$3.83
	7/1/16	7/1/16	6,000		$11.06	$11.06

Andrew J. Foerster	7/1/16	7/1/16	30,000		$11.06	$3.83
	7/1/16	7/1/16		40,000	$11.06	$3.83
	7/1/16	7/1/16	5,500		$11.06	$11.06

(A)

Service-based stock options and restricted stock units vest in four equal annual installments, beginning on the first anniversary of the grant or award date, subject to continued employment of the Named Executive Officer. These service-based stock options and restricted stock units for the Named Executive Officers will be completely vested on July 1, 2020, except for those awards made on February 24, 2017 to Mr. Wells whose shares will be completely vested on February 24, 2019, and except for those awards of Mr. Galeese whose shares will be completely vested on June 12, 2021.

(B)

The performance criteria for the 2017 performance-based stock options was the achievement of operating income as a percentage of net sales of 5.8% (increased from the Company’s achievement of 4.3% in fiscal 2016, consistent with the Company’s desire to consistently improve results). The performance-based stock options are earned in accordance with the following goal attainment schedule:

95-100% attainment	100% earned

90-94% attainment	90% earned

85-89% attainment	80% earned

When the Company’s fiscal 2017 financial audit was completed, the Compensation Committee determined that the operating income performance criteria had not been achieved, resulting in the forfeiture of the fiscal 2017 performance-based stock options.

(C)	Mr. Toney’s employment with the Company terminated on August 15, 2017; all unvested awards issued to him have been forfeited in accordance with the terms of the award agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2017.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dennis W. Wells	10/1/14	50,000	50,000	--	$5.96	10/1/24	--	--	--	--
	11/20/14	37,500	37,500	--	6.81	11/20/24	--	--	--	--
	1/2/15	19,961	19,962	--	6.55	1/2/25	--	--	--	--
	7/1/15	11,250	33,750	--	9.39	7/1/25	--	--	--	--
	7/1/15 (2)	30,000	60,000	--	9.39	7/1/25	--	--	--	--
	7/1/15 (3)	--	--	--	--	--	--	--	7,500	$70,425
	7/1/16	--	60,000	--	11.06	7/1/26	--	--	--	--
	7/1/16(3)	--	--	--					11,700	129,402
	2/24/17(4)	--	65,963	--	10.20	2/24/27	--	--	--	--
	2/24/17(5)	--	--	--					24,510	250,000

James E. Galeese	6/12/17	--	60,000	--	$9.15	6/12/27	--	--	--	--

Ronald S. Stowell	8/24/07	25,000	--	--	$19.76	8/24/17	--	--	--	--
	8/22/08	30,000	--	--	8.98	8/22/18	--	--	--	--
	8/21/09	45,000	--	--	8.40	8/21/19	--	--	--	--
	8/16/12	40,000	--	--	6.58	8/16/22	--	--	--	--
	8/23/13	37,500	12,500	--	7.20	8/23/23	--	--	--	--
	11/20/14	20,000	20,000	--	6.81	11/20/24	--	--	--	--
	7/1/15	10,000	30,000	--	9.39	7/1/25	--	--	--	--
	7/1/15 (2)	20,000	40,000	--	9.39	7/1/25	--	--	--	--
	7/1/15 (3)	--	--	--	--	--	--	--	3,750	$35,213
	7/1/16	--	40,000	--	11.06	7/1/26	--	--	--	--
	7/1/16(3)	--	--	--					6,000	66,360

Shawn M. Toney	8/19/10	8,189-	--	--	$5.21	8/19/20	--	--	--	--
	8/16/12	20,000	--	--	6.58	8/16/22	--	--	--	--
	8/23/13	18,750	6,250	--	7.20	8/23/23	--	--	--	--
	1120/14	15,000	15,000	--	6.81	11/20/24	--	--	--	--
	7/1/15	7,500	22,500	--	9.39	7/1/25	--	--	--	--
	7/1/15 (2)	20,000	40,000	--	9.39	7/1/25	--	--	--	--
	7/1/15 (3)	--	--	--	--	--	--	--	3,750	$35,213
	7/1/16	--	30,000	--	11.06	7/1/26	--	--	--	--
	7/1/16(3)	--	--	--					6,000	66,360

Jeff A Croskey	10/12/15	5,000	15,000	--	$9.05	10/12/25	--	--	--	--
	10/12/15 (2)	12,500	25,000	--	9.05	10/12/25	--	--	--	--
	7/1/16	7,500	22,500	--	11.06	7/1/26	--	--	--	--
	7/1/16(3)	--	--	--					6,000	$66,360

Andrew J. Foerster	3/2/15	25,000	25,000	--	$7.88	3/2/25	--	--	--	--
	7/1/15	7,500	22,500	--	9.39	7/1/25	--	--	--	--
	7/1/15 (2)	16,667	33,333	--	9.39	7/1/25	--	--	--	--
	7/1/15 (3)	--	--	--	--	--	--	--	3,750	$35,213
	7/1/16	--	30,000	--	11.06	7/1/26	--	--	--	--
	7/1/16(3)	--	--	--				--	5,500	60,830

(1)	Stock options listed above have a ten-year term and generally vest at a rate of 25% per year beginning with the first anniversary of the date of grant.
(2)	Performance-based stock options that are earned have a ten year term and vest at a rate of 33 1/3% per year beginning with the first anniversary of the date of grant.
(3)

Restricted Stock Units listed above vest at a rate of 25% per year beginning with the first anniversary of the date of the award. Upon vesting, share certificates are issued and accrued cash dividends are paid to the executive.

(4)	These stock options have a ten year term and vest on the third anniversary of the date of grant.
(5)	These Restricted Stock Units vest on the third anniversary of the date of grant. Upon vesting, share certificates are issued and accrued cash dividends are paid to the executive.
(6)	All of Mr. Toney’s options were forfeited upon the termination of his employment.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the NEOs on stock option exercises during fiscal 2017, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dennis W. Wells	None	N/A	None	N/A

James E. Galeese	None	N/A	None	N/A

Ronald S. Stowell	None	N/A	None	N/A

Shawn M. Toney	None	N/A	None	N/A

Jeff A. Croskey	None	N/A	None	N/A

Andrew J. Foerster	None	N/A	None	N/A

(1)	The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan they are 100% invested in Common Stock of the Company.  A group of employees of the Company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan.  A Company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year.  An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years.  A Company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  Additionally, the Compensation Committee of the Board of Directors may award employees a discretionary Company contribution to be funded into the Plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2017 and the aggregate balance of the accounts as of June 30, 2017.

Name	Executive Contributions in Fiscal 2017 ($) (1)	LSI Contributions in Fiscal 2017 ($) (2)	Aggregate Earnings in Fiscal 2017 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2017 ($)	Aggregate Balance at June 30, 2017 ($)
Dennis W. Wells	$64,449	$81,537	$(25,920)	$--	$204,463

James E. Galeese	$--	$--	$--	$--	$--

Ronald S. Stowell	$29,820	$27,665	$(144,210)	$--	$681,689

Shawn M. Toney	$30,280	$21,586	$(32,083)	$--	$176,542

Jeff A. Croskey	$18,029	$--	$(1,509)	$--	$16,520

Andrew J. Foerster	$36,554	$12,081	$(11,264)	$--	$79,924

(1)	Executive contributions are included as part of the Executives’ salary in the Summary Compensation Table. This was also the case in prior years.

(2)

LSI contributions included in this table were accrued as expense by the Company in fiscal 2016 and funded into the Named Executive’s account in fiscal 2017.  As such, these amounts are included in the Summary Compensation Table in the 2016 data, but not for 2017.  The amount accrued by the Company as expense in fiscal 2017 is included in the Summary Compensation Table in the 2017 data.

(3)

Aggregate earnings are included as part of the Executives’ change in nonqualified deferred compensation earnings in the Summary Compensation Table.  Aggregate earnings represent the change in the market price of common stock of the Company as all account balances in the nonqualified deferred compensation plan are invested in common stock of the Company.

(4)

NEOs and other managers with balances in the nonqualified deferred compensation plan are fully vested in their account balances.  Participants in this plan may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the named executive officers).  There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant.  All distributions are made in the form of Common Shares of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except as described elsewhere in this Proxy Statement, the NEOs do not have employment or severance agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to an NEO at, following, or in connection with any termination (including retirement) of such NEO, do not discriminate in scope, terms or operation in favor of the NEO, and are available generally to all salaried employees. The Company’s Change in Control (“CIC”) Policy was approved and adopted by the Board of Directors effective October 3, 2011.

The CIC Policy is applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of LSI’s shareholders in the event of a change in control transaction.

Generally, under the CIC Policy, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each named executive officer will be entitled to receive:

●	Base salary, accrued bonus and certain other benefits through the termination of employment;

●

Lump sum payment equal to two times the sum of the base salary in effect immediately preceding the change in control, plus the average of the cash bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the fiscal year of the change in control; and

●	Continued participation in medical and dental plans for a twenty-four month period.

Equity Award Acceleration.  The terms of stock options granted under the shareholder approved 2012 Stock Incentive Plan and the 2003 Equity Compensation Plan generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration Upon Change in Control.  No NEO is entitled to any equity payment or accelerated equity benefit in connection with a change in control of the Company, except for accelerated vesting and exercisability of stock options granted under the 2012 and 2003 plans.  Generally speaking, a change in control occurs if (i) someone acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration Upon Death, Disability or Retirement.  If an NEO’s employment with the Company is terminated by reason of death, disability or retirement, all stock options granted under the 2012 and 2003 plans will vest in full and become immediately exercisable.  Under these plans, retirement means termination other than for cause, death or disability by an NEO who is at least 65 years old or 55 years old with at least ten years of employment with the Company or one of its subsidiaries.

As of June 30, 2017, the end of the Company’s fiscal year, the NEOs owned the following amounts of unvested stock options:  Mr. Wells, 342,175; Mr. Galeese, 60,000; Mr. Stowell, 142,500; Mr. Toney, 113,750; Mr. Croskey, 70,000; and Mr. Foerster, 110,833.  The exercise prices of some of the stock options held by the NEOs were above the closing market price of the Company’s Common Shares ($9.05 per share) as of June 30, 2017.  Therefore, such unexercised stock options (whether vested or unvested) are treated as having no value for purposes of reporting the amount of compensation the NEOs would receive as of June 30, 2017 from these stock options in the event of a change in control or upon retirement pursuant to a plan approved by the Company. The values reported in the table below relate only to those unexercised stock options (whether vested or unvested) having an exercise price below the June 30, 2017 closing market price of $9.05 per share.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a qualifying change in control or other triggering event had occurred on June 30, 2017.

Name	Payments Under Change In Control Policy ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Deferred Compensation Plan Account Balances ($)
Dennis W. Wells	$1,758,363	$288,403	$288,405	$204,463

James E. Galeese	$640,000	$--	$--

Ronald S. Stowell	$--	$244,325	$67,925	$681,689

Shawn M. Toney	$757,806	$149,133	$45,163	$176,542

Jeff A. Croskey	$645,870	$--	$--	$16,520

Andrew J. Foerster	$684,815	$29,250	$29,250	$79,924

Under a separate agreement, health insurance will be maintained for Mr. Sferra, his spouse and dependent children for ten years after his January 2017 retirement from the Company. In order to provide clear continuity of management influence, LSI agreed to employ Mr. Sferra in a consulting role for a transition period of three years commencing March 2, 2015 when he began a 36 month transition from full time employment. Compensation was at annual rates of 100% for the first six months, 60% for the second six months, 50% for the next twelve months, and 40% for the final twelve months of the average of the last five full fiscal year compensation levels.  The establishment of provisions for consulting services by Mr. Sferra was intended to facilitate a smooth transition as part of any future management succession plan. Mr. Sferra retired from employment by LSI in January 2017, just less than two years into this transition period. He remains on the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about the Company’s equity compensation plans (2003 Equity Compensation Plan and 2012 Stock Incentive Plan) as of June 30, 2017.

(c)
Number of securities
	(a)		remaining available
	Number of securities to	(b)	for future issuance
	be issued upon	Weighted average	under equity
	exercise of outstanding	exercise price of	compensation plans
	options, warrants and	outstanding options,	(excluding securities
Plan category	rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	3,453,023	$9.22	2,188,509
Equity compensation plans not approved by security holders	—	—	—
Total	3,453,023	$9.22	2,188,509

CORPORATE GOVERNANCE

LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio.  Since its Common Shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, the Company is also subject to NASDAQ rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act, and the Dodd-Frank Act.  In accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. LSI's Director Independence Standards are available at our website www.lsi-industries.com. Based on these standards, the Board determined that each of the following members of the Board are independent:  Messrs. Beech, Kreider, Morgan, O’Gara, and Steele. Additionally, Messrs. Meyer and Serrianne were also determined to be independent when they were on the Board in early fiscal 2017.

Board of Directors

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations.  The Board oversees the management of LSI Industries on your behalf.  It reviews the Company's long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.

During fiscal 2017, the Board of Directors met either in person or telephonically on eight occasions.  In addition to all of the committee meetings disclosed in this report, the Directors met on certain occasions during fiscal 2017 and discussed matters by themselves at the end of certain Board and committee meetings, each without the presence of the Company's management or executives.

The Company expects all Directors to attend shareholders’ meetings.  All but one of the Directors attended the 2016 Annual Meeting.  One Director who retired from the Board in November 2016 did not attend any scheduled meetings of the Board or committees of which he was a member.  Each of the other Directors attended over 76% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual Directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.

Leadership Structure

The Board of Directors currently has a non-employee director who serves as Chairman of the Board. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. The Chairman, as a lawyer who has a long history of providing legal services to the Company, is intimately familiar with the Company’s business and in a good position to identify and evaluate strategic issues facing the Company.

As described above, the Board of Directors is comprised of between seven and nine Directors, a majority of whom are non-employee Directors who meet NASDAQ  Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company.  Gary P. Kreider serves as Chairman of the Board. The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the full Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of our CEO and our other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Director elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  Our Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  Both the full Board and the various committees frequently engage in discussions of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation program; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

The compensation program for the Company’s non-employee Directors in fiscal 2017 was approved by the Board of Directors effective April 1, 2016. Non-employee Directors of the Company receive annually $100,000 to be paid in quarterly installments ($52,000 of which will be in the form of Common Shares of the Company valued at the closing price of the Company’s Common Shares at the end of the first business day of that quarter), plus $2,000 for each Board meeting in excess of seven in a fiscal year, and $2,000 for each Committee meeting in excess of five meetings of any one Committee in a fiscal year. Additionally, Committee Chairmen receive the following amounts annually: Audit Committee Chairman $17,500; Compensation Committee Chairman $15,500; Nominating and Corporate Governance Committee Chairman $13,500. Mr. Kreider, as Chairman of the Board receives a $50,000 annual retainer. Mr. Kreider also serves as Board Secretary, but receives no fees for this service except that he receives committee meeting fees for serving as Board secretary at meetings of committees of which he is not a member.  Directors who are employees of the Company do not receive any compensation for serving as a Director.

The following table sets forth information regarding compensation paid by the Company to its non-employee Directors during fiscal 2017.

Name (1)	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert P. Beech	$61,500	$52,004	$--	N/A	N/A	N/A	$113,504
Gary P. Kreider	$98,000	$52,004	$--	N/A	N/A	N/A	$150,004
Dennis B. Meyer (4)	$18,261	$19,775	$--	N/A	N/A	N/A	$38,036
John K. Morgan	$63,500	$52,004	$--	N/A	N/A	N/A	$115,504
Wilfred T. O’Gara	$65,500	$52,004	$--	N/A	N/A	N/A	$117,504
Mark A. Serrianne (4)	$18,261	$19,775	$--	N/A	N/A	N/A	$38,036
James P. Sferra	$21,333	$23,110	$--	N/A	N/A	N/A	$44,443
Robert A. Steele	$45,780	$49,607	$--	N/A	N/A	N/A	$95,387

(1)	The table above includes all outside independent Directors of the Company in fiscal 2017.

(2)

Stock awards are made to each outside independent Director quarterly as part of their annual retainer such that the annual value of stock awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $52,004 in fiscal 2017 for the full year.

(3)

Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with ASC 718.  There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2017.  No stock options were granted to non-employee Directors in fiscal 2017. The aggregate number of Common Shares subject to options outstanding for each outside independent Director as of June 30, 2017 were as follows:  Mr. Beech none; Mr. Kreider 22,500 shares; Mr. Meyer none; Mr. Morgan none; Mr. O’Gara 22,500 shares; Mr. Sferra none; Mr. Serrianne none; and Mr. Steele none.

(4)	Mr. Meyer and Mr. Serrianne retired from the Board of Directors on November 17, 2016.

COMMITTEES OF THE BOARD

The Directors have organized themselves into the committees described below to help carry out Board responsibilities.  In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings.  Each committee reviews the results of its meetings with the full Board.  Other than the Executive Committee, each Committee has a charter.

The LSI Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics in 2004.  There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their particular assignments.

The following table identifies membership and the Chairman of each of the current standing committees of the Board as of June 30, 2017, as well as the number of times each committee met during the fiscal year.

Non-Employee Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Robert P. Beech	Member	Member	Chair
John K. Morgan	--	Chair	--
Wilfred T. O’Gara	Chair	Member	Member
Robert A. Steele	Member	--	Member

Meetings in 2017	Four	Four	Three

The Executive Committee

The Executive Committee, composed of Messrs. Kreider (Chairman), O’Gara and Wells, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.  The Executive Committee met two times during fiscal 2017.

The Audit Committee

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors.  The Audit Committee was composed in fiscal 2017 of Messrs. O’Gara (Chairman), Beech, and Steele.  Wilfred T. O'Gara, an independent Director under NASDAQ independence standards, has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission.  The Audit Committee met four times in fiscal 2017.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, our auditors.  The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.  A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

1.	The financial reports and other financial information provided by the Company to any governmental body or the public,
2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
3.	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include:  retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves Engagement Letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's Retirement Plan, tax compliance work, etc.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2017 were compatible with maintaining its independence during fiscal year 2017.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2017 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter to the Committee containing the written disclosures required by applicable requirements of the PCAOB with respect to Grant Thornton LLP's communications with the Audit Committee concerning Grant Thornton LLP’s independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2017 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2017.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by members of the Audit Committee

   Wilfred T. O’Gara, Chairman

    Robert P. Beech

    Robert A. Steele

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, composed in fiscal 2017 of Messrs. Beech (Chairman), O’Gara and Steele, is responsible for nominating persons for election as Directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company.  The Nominating and Corporate Governance Committee met two times during fiscal year 2017 and once during fiscal year 2018 to nominate the slate of Directors for the 2017 Annual Shareholders’ Meetings, respectively, and to discuss other corporate governance matters.

The Nominating and Governance Committee did not seek the recommendation of any of the Director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management Director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. The Committee is also responsible for advising the Board of Directors on changes in Board compensation. The CEO provides input and recommendations to the Nominating and Corporate Governance Committee with respect to the compensation to be paid to the non-employee members of the Board. A copy of the Committee’s Charter is available on our website, which is www.lsi-industries.com.

The Compensation Committee

The Compensation Committee, composed in fiscal 2017 of Messrs. Morgan (Chairman), Beech, and O’Gara is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, which is www.lsi-industries.com. In discharging the responsibilities of the Board of Directors relating to compensation of LSI’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of LSI's Chief Executive Officer and other senior executive officers and (ii) to oversee the compensation policies and programs of LSI, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving LSI's incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Committee has from time to time considered the advice of outside consultants to assist in the evaluation of the Company’s executive compensation programs and practices. It did engage such a consultant, FW Cook, during the fiscal year ended June 30, 2017 to gather benchmark data in preparation for consideration of fiscal 2018 compensation for the Company’s Named Executive Officers, including the Chief Executive Officer.   At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace.

LSI's executive compensation policies are designed to support the corporate objective of maximizing the long-term value of LSI for its shareholders. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes LSI's long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” beginning on page .  The Compensation Committee met four times in fiscal 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of LSI. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2017 (see the section titled Related Person Transactions in this Proxy Statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of LSI serves as a Director or as a member of a committee of any company of which any of LSI's non-employee Directors are executive officers.

RELATED PERSON TRANSACTIONS

J. Scott Sferra, age 53, is Senior Vice President Materials for the Lighting Segment of LSI Industries and is the son of James P. Sferra, Director of LSI Industries.  In fiscal year 2017, J. Scott Sferra's total compensation was $214,876.

LSI engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm with which the son of the Company’s Chairman of the Board of Directors, Mr. Kreider, is a partner, for a variety of legal services.  Mr. Kreider has no vote or partnership interest in the firm's earnings.   Neither Mr. Kreider nor his son receives any direct compensation from fees paid by LSI to the firm.

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

LSI Industries is not aware of any other matters to be presented at the Annual Meeting of Shareholders other than those specified in the Notice.

QUESTIONS

If you have any questions or need more information about the Annual Shareholders’ Meeting, write to or contact:

LSI Industries Inc.

Howard E. Japlon,

Secretary

Executive Vice President, Human Resources and General Counsel

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

For more information about your share ownership, call Computershare Investor Services, LLC at (866) 243-7347.

We also invite you to visit the LSI Industries website on the Internet at www.lsi-industries.com.  Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors
Dated: September 29, 2017	/s/ Howard E. Japlon
Howard E. Japlon
Secretary

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints Wilfred T. O’Gara and Dennis W. Wells, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 16, 2017 at 11:00 a.m., Eastern Standard Time at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS AND EVERY “1 YEAR” FOR PROPOSAL 4:

1.	Authority to elect as Directors the seven nominees below.
FOR ALL ☐	WITHHOLD ALL ☐

Robert P. Beech, Gary P. Kreider, John K. Morgan, Wilfred T. O'Gara, James P. Sferra,

Robert A. Steele, and Dennis W. Wells

FOR ALL NOMINEES EXCEPT THE FOLLOWING FOR

WHOM AUTHORITY TO VOTE IS WITHHELD  ☐

_______________________________________________________

2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal 2018.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advisory vote on the Company’s executive compensation as described in the Company’s Proxy Statement.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Advisory vote on frequency of future advisory votes on executive compensation.

1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

_______________________, 2017
IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS